Exhibit 99.1

EverQuote Announces First Quarter 2023 Financial Results

•	First Quarter Revenue of $109.2 million

•	First Quarter Variable Marketing Margin Increased to $35.6 million

CAMBRIDGE, Mass., May 8, 2023 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the quarter ended March 31, 2023.

“In the first quarter of 2023, we exceeded expectations across our three primary financial KPIs, delivering revenue of $109.2 million, Variable Marketing Margin, or VMM, of $35.6 million and improved adjusted EBITDA,” said Jayme Mendal, CEO of EverQuote. “Our team is executing well, and our progress this quarter demonstrates that when the auto insurance industry normalizes, major carriers will resume their spending on consumer acquisition and EverQuote will be well positioned to capitalize on the opportunity.”

“As we have done throughout the auto insurance industry downturn, we will continue to drive efficiency throughout our operations by judiciously managing expenses, while investing in key strategic areas to position the company for long-term growth. However, the persistence of elevated claims losses for auto insurance carriers, has introduced significant uncertainty with regards to the outlook for industry marketing spend for the balance of this year, and as a result, we are withdrawing our full year guidance.”

First Quarter 2023 Financial Highlights:

(All comparisons are relative to the first quarter of 2022)

•	Total revenue of $109.2 million, a decrease of 1%.

•	Automotive insurance vertical revenue of $89.7 million, an increase of 2%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, decreased 15% to $19.5 million.

•	Direct to consumer agency, or DTCA, revenue of $9.8 million, or 9% of total revenue.

•	Variable Marketing Margin of $35.6 million, an increase of 4%.

•	GAAP net loss improved to a loss of $2.5 million, compared to a GAAP net loss of $5.7 million.

•	Adjusted EBITDA increased to $5.4 million, compared to Adjusted EBITDA of $2.4 million.

Second Quarter and Full Year 2023 Outlook:

Given the uncertainty of performance within the auto insurance industry and the exact timing of when carriers may restore their marketing budgets, the Company is withdrawing its previously provided full year 2023 guidance.

For the second quarter 2023, EverQuote anticipates revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

•	Revenue of $70 - $75 million.

•	Variable Marketing Margin of $23 - $26 million.

•	Adjusted EBITDA of ($4) - ($1) million.

With respect to the Company’s expectations under “Second Quarter and Full Year 2023 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its first quarter 2023 financial results at 4:30 p.m. Eastern Time today, May 8, 2023. To access the conference call, dial Toll Free: +1 (833) 470-1428 for the US, or follow this link: https://www.netroadshow.com/events/global-numbers?confId=49490 for international callers, and provide conference ID 176252. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “continues,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (4) the Company’s ability to maintain and build its brand; (5) the Company’s reliance on its third-party service providers; (6) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (7) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (8) the expected recovery of the auto insurance industry; (9) developments regarding the insurance industry and the transition to online marketing; (10) the possible impacts of inflation; and (11) other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, health, property, and future. Our vision is to become the largest online source of insurance policies by using data, technology, and knowledgeable advisors to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022

	(in thousands except per share)
Revenue	$109,220	$110,681

Cost and operating expenses(1):
Cost of revenue	5,770	5,984
Sales and marketing	90,237	96,150
Research and development	7,927	8,196
General and administrative	7,830	6,941
Acquisition-related costs	(113)	(892)

Total cost and operating expenses	111,651	116,379

Loss from operations	(2,431)	(5,698)

Other income (expense):
Interest income	187	8
Other income (expense), net	1	(25)

Total other income (expense), net	188	(17)

Loss before income taxes	(2,243)	(5,715)
Income tax expense	(286)	—

Net loss	$(2,529)	$(5,715)

Net loss per share, basic and diluted	$(0.08)	$(0.19)

Weighted average common shares outstanding, basic and diluted	32,892	30,529

(1) Amounts include stock-based compensation expense, as follows:
	Three Months Ended March 31,
	2023	2022

	(in thousands)
Cost of revenue	$54	$59
Sales and marketing	2,273	3,210
Research and development	2,374	2,411
General and administrative	1,808	1,850

	$6,509	$7,530

EVERQUOTE, INC.

BALANCE SHEET DATA

	March 31, 2023	December 31, 2022

	(in thousands)
Cash and cash equivalents	$28,753	$30,835
Working capital	38,606	35,567
Total assets	160,437	156,519
Total liabilities	48,801	49,033
Total stockholders’ equity	111,636	107,486

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2023	2022

	(in thousands)
Cash flows from operating activities:
Net loss	$(2,529)	$(5,715)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,407	1,511
Stock-based compensation expense	6,509	7,530
Change in fair value of contingent consideration liabilities	(113)	(892)
Provision for bad debt	245	75
Unrealized foreign currency transaction losses	9	7
Changes in operating assets and liabilities:
Accounts receivable	(9,827)	(10,973)
Prepaid expenses and other current assets	1,709	(287)
Commissions receivable, current and non-current	595	(5,381)
Operating lease right-of-use assets	688	645
Other assets	36	(29)
Accounts payable	4	13,296
Accrued expenses and other current liabilities	852	(2,857)
Deferred revenue	80	(112)
Operating lease liabilities	(902)	(663)

Net cash used in operating activities	(1,237)	(3,845)

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,007)	(681)

Net cash used in investing activities	(1,007)	(681)

Cash flows from financing activities:
Proceeds from exercise of stock options	287	558
Proceeds from private placement of common stock	—	15,000
Tax withholding payments related to net share settlement	(130)	—

Net cash provided by financing activities	157	15,558

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	(5)

Net increase (decrease) in cash, cash equivalents and restricted cash	(2,082)	11,027
Cash, cash equivalents and restricted cash at beginning of period	30,835	35,101

Cash, cash equivalents and restricted cash at end of period	$28,753	$46,128

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended March 31,		Change
	2023	2022	%

	(in thousands)
Automotive	$89,699	$87,675	2.3%
Other	19,521	23,006	-15.1%

Total Revenue	$109,220	$110,681	-1.3%

Other financial and non-financial metrics:

	Three Months Ended March 31,		Change
	2023	2022	%

	(in thousands)
Loss from operations	$(2,431)	$(5,698)	-57.3%
Net loss	$(2,529)	$(5,715)	-55.7%
Variable Marketing Margin	$35,593	$34,264	3.9%
Adjusted EBITDA(1)	$5,373	$2,426	121.5%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses Adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of Adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended March 31,
	2023	2022

	(in thousands)
Net loss	$(2,529)	$(5,715)
Stock-based compensation	6,509	7,530
Depreciation and amortization	1,407	1,511
Acquisition-related costs	(113)	(892)
Interest income	(187)	(8)
Income tax expense	286	—

Adjusted EBITDA	$5,373	$2,426